Exhibit 99.1

ChampionX Reports Fourth Quarter and Full Year 2022 Results

•Revenue of $985.9 million in Q4’22, increased 20% year-over-year, and decreased 3% sequentially
•Net income attributable to ChampionX of $67.9 million in Q4’22, increased 56% year-over-year, and 194% sequentially
•Adjusted net income of $87.5 million in Q4’22, increased 61% year-over-year, and 29% sequentially
•Adjusted EBITDA of $178.8 million in Q4’22, increased 34% year-over-year, and 8% sequentially
•Cash from operating activities of $195.1 million and free cash flow of $168.6 million (17% of revenue) in Q4’22
•Repurchased $80 million of common stock in Q4’22, and $180 million in full year 2022

THE WOODLANDS, TX, February 1, 2023 -- ChampionX Corporation (NASDAQ: CHX) (“ChampionX” or the “Company”) today announced fourth quarter of 2022 and full year 2022 results. For the fourth quarter of 2022, revenue was $985.9 million, net income attributable to ChampionX was $67.9 million, and adjusted EBITDA was $178.8 million. Income before income taxes margin was 8.9%, and adjusted EBITDA margin was 18.1%. Cash provided by operating activities was $195.1 million, and free cash flow was $168.6 million.

CEO Commentary

“2022 was a year of strong momentum for ChampionX as we delivered robust performance on all key metrics, including revenue growth, adjusted EBITDA margin expansion, free cash flow generation, and capital returned to our shareholders. I am grateful to each of our employees around the world for their steadfast commitment to excellence in operations and our organizational purpose of improving lives,” ChampionX’s President and Chief Executive Officer Sivasankaran “Soma” Somasundaram said.

“During the fourth quarter of 2022, we achieved our targeted exit rate of 18% adjusted EBITDA margin and delivered solid results driven by healthy adjusted EBITDA margin improvement in our Chemical Technologies businesses. We generated revenue of $986 million, down 3% versus the third quarter, as we experienced normal seasonality in our North American businesses into the year-end holidays, weather impacts, and lower cross sales to Ecolab. Our Drilling Technologies revenue in the fourth quarter was impacted by temporary inventory destocking, as our customers focused on year-end working capital management, but sales began to rebound in January. Fourth quarter revenue in our Production Chemical Technologies and Production & Automation Technologies businesses were down modestly compared to the third quarter due to North American seasonality, partially offset by sequential growth in international revenue within Production & Automation Technologies and sequential growth in Middle East & Africa revenue within Production Chemical Technologies. We generated net income attributable to ChampionX of $68 million, which increased 56% year-over-year and 194% sequentially, and adjusted EBITDA of $179 million, which increased 34% year-over-year, and represented a sequential increase of 8%. Our income before income taxes margin improved by 518 basis point sequentially, and our adjusted EBITDA margin expanded by approximately 190 basis point sequentially in the fourth quarter, driven by increased pricing realization.

“We once again demonstrated our strong free cash flow profile as we generated free cash flow of $169 million during the fourth quarter, which represented 94% of our adjusted EBITDA for the period. We delivered $95 million of cash return to our shareholders in the fourth quarter, through our regular cash dividend of $15 million and $80 million of ChampionX share repurchases. For the full year 2022, we returned $226 million of cash to our shareholders, representing 69% of our free cash flow. We remain committed to return at least 60% of free cash flow to shareholders through-the-cycle. Our balance sheet remains strong and we ended the year with $889 million of liquidity, including $250 million of cash and approximately $638 million of available capacity on our revolving credit facility.

“As we look to the first quarter, we expect typical seasonal declines in our international operations, partially offset by a rebound in our North American businesses. On a consolidated basis, in the first quarter, we expect revenue to be between $952 million and $982 million. At the guidance midpoint, our first quarter 2023 revenue represents a 12% increase year-over-year. We expect adjusted EBITDA of $164 million to $172 million. At the guidance midpoint, our first quarter 2023 adjusted EBITDA represents a 35% increase year-over-year. We are continuing to invest in talent and organizational capabilities in our emissions and digital businesses for future growth. We expect 2023 to be another year of solid growth driven by the constructive market environment, and we expect our adjusted EBITDA margin to progressively improve through the year, targeting an exit rate of

20% in the fourth quarter of this year. We expect our 2023 cash generation to be strong, converting at least 50% of our adjusted EBITDA to free cash flow, and we remain committed to returning at least 60% of our free cash flow to our shareholders during the year.

“We continue to see favorable demand tailwinds in our businesses that support a constructive multi-year outlook for our sector. We remain focused on delivering solid bottom-line growth, adjusted EBITDA margin expansion and strong cash generation. We are committed to creating value for our shareholders through a disciplined capital allocation framework, with clear priorities for our capital, including high-return investment and returning cash to shareholders. ChampionX is well positioned to help our customers maximize the value of their producing assets in sustainable and cost-effective ways, and I am humbled and honored to lead our remarkably motivated and talented team.”

Production Chemical Technologies

Production Chemical Technologies revenue in the fourth quarter of 2022 was $636.5 million, a decrease of $7.1 million, or 1%, sequentially, due to lower North American volumes, offset partially by seasonally higher volumes in certain international markets.

Segment operating profit was $96.4 million and adjusted segment EBITDA was $121.1 million. Segment operating profit margin was 15.1%, an increase of 168 basis points, sequentially, and adjusted segment EBITDA margin was 19.0%, an increase of 304 basis points, sequentially, in each case due to higher pricing and favorable mix.

Production & Automation Technologies

Production & Automation Technologies revenue in the fourth quarter of 2022 was $244.2 million, a decrease of $3.5 million, or 1%, sequentially, due to seasonality in our North American businesses into the year-end holidays.

Revenue from digital products was $54.2 million in the fourth quarter of 2022, an increase of $4.4 million, or 9%, compared to $49.8 million in the third quarter of 2022.

Segment operating profit was $18.1 million, and adjusted segment EBITDA was $50.6 million. Segment operating profit margin was 7.4%, a decrease of 166 basis points, sequentially, and adjusted segment EBITDA margin was 20.7%, a decrease of 30 basis points, sequentially, in each case due to lower volumes seasonally.

Drilling Technologies

Drilling Technologies revenue in the fourth quarter of 2022 was $53.8 million, a decrease of $7.2 million, or 12%, sequentially, due to end of year inventory destocking.

Segment operating profit was $9.4 million, and adjusted segment EBITDA was $11.0 million. Segment operating profit margin was 17.5%, a decrease of 685 basis points, sequentially, and adjusted segment EBITDA margin was 20.4%, a decrease of 666 basis points, sequentially, in each case due to lower cost absorption and costs associated with serving customers.

Reservoir Chemical Technologies

Reservoir Chemical Technologies revenue in the fourth quarter of 2022 was $25.7 million, a decrease of $9.8 million, or 28%, sequentially, due to exiting certain product lines to improve the profitability of this business.

Segment operating loss was $16.9 million, and adjusted segment EBITDA was $3.4 million. Segment operating loss margin was 65.7%, as compared to 173.9% in the prior quarter, primarily due to a goodwill impairment charge totaling $39.6 million during the fourth quarter of 2022, partially offset by a reduction in restructuring charges as we favorably settled certain contracts related to the discontinued product lines. Adjusted segment EBITDA margin was 13.4%, an increase of 595 basis points, sequentially, due to better product mix from exiting certain product lines.

Other Business Highlights

•ChampionX was named as ExxonMobil’s 2022 Supplier of the Year. This is the first time ExxonMobil has awarded this honor to one of its suppliers. The annual ExxonMobil award program, which launched in 2022, recognizes suppliers that achieve a high-performance standard to meet ExxonMobil’s business needs. Nominees are evaluated on a variety of criteria including on-time delivery, safety, responsiveness, service quality, innovation capabilities, and commitment to sustainability and diversity. ChampionX supports global ExxonMobil Upstream activities, including U.S. and Guyana operations.
•ChampionX was recently chosen as the preferred supplier of specialty stimulation additives to a super major in the Permian basin due to our commitment to safety and operational excellence.
•Our Chemical Technologies team in Canada gained competitively held treatment of the industry’s largest SAGD project, further solidifying our position as the industry leader in heavy oil technology and solutions.
•Production & Automation Technologies’ XSPOCTM ESP analytics software offering continues to experience adoption growth in the market. Leveraging multivariate trend analytics and physics-based diagnostics, the software allowed an operator to make better decisions about their ESP operations to increase production and extend run time in a U.S. unconventional basin.
•Production & Automation Technologies released well site camera monitoring and gallery functions in its XSPOCTM production optimization software. This new feature enables operators’ remote visibility for their producing assets, which can be utilized for security surveillance, or for monitoring potential surface integrity issues remotely.
•Production & Automation Technologies signed a multi-year contract with a large national oil company in Latin America to deliver high-pressure (10,000 psi) OilLiftTM BOPs and support services for unconventional application that ensures safety protection during well servicing operations and also prevents adjacent well frac breakthroughs.
•Production & Automation Technologies has injected ProRod’s recently commercialized ANXTM coiled rod on several initial wells with a major U.S. producer. This technology provides anodic protection of the rod and tubing strings for the entire length of the well for reciprocating rod installations.
•Production & Automation Technologies achieved a new milestone, surpassing 400 installations during the fourth quarter with its award-winning HighRiseTM ESP pumps that drive best-in-class lift per unit length of the pump, along with significant carbon footprint reduction benefits of approximately one ton CO2-equivalent per well installation.
•During 2022, 65% of Drilling Technologies revenue was generated from products that were less than three years old.
•ChampionX Emissions Technologies received a large order from a major IOC to deploy our ground-based continuous methane detection and monitoring solution, SOOFIETM, in the Permian basin.
•ChampionX Emissions Technologies soft-launched Aura OGI, a new MidWave InfraRed (MWIR) based handheld optical gas imaging camera, in January 2023. Full commercial launch is expected in the third quarter of this year.
•ChampionX was recognized by ALLY EnergyTM with a GRIT Award as one of the Best Energy Workplaces for the second year in a row, and two of our Employee Resource Groups (ERGs), ESSENCE and SEED, received recognition from ALLY as Best ERGs.
•In November 2022, ChampionX launched a collaborative solar power generation project at our site in Dubai, United Arab Emirates. We now provide 70% of the electricity needed to run the manufacturing operation and regional office with solar power.

Conference Call Details

ChampionX Corporation will host a conference call on Thursday, February 2, 2023, to discuss its fourth quarter and full year 2022 financial results and outlook. The call will begin at 9:00 a.m. Eastern Time. Presentation materials that supplement the conference call will be available on ChampionX’s website at investors.championx.com.

To listen to the call via a live webcast, please visit ChampionX’s website at investor.championx.com. The call will also be available by dialing 1-888-396-8049 in the United States and Canada or 1-647-362-9199 for international calls. Please call approximately 15 minutes prior to the scheduled start time and reference ChampionX conference call number 46566315.

A replay of the conference call will be available for 30 days on ChampionX’s website.

###

About Non-GAAP Measures

In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income attributable to ChampionX and adjusted diluted earnings per share attributable to ChampionX, provide useful information to investors regarding the Company’s financial condition and results of operations because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. In addition, free cash flow, free cash flow to adjusted EBITDA ratio, and free cash flow to revenue ratio are used by management to measure our ability to generate positive cash flow for debt reduction and to support our strategic objectives. Although management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating ChampionX’s overall financial performance, the foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying financial tables.

This press release contains certain forward-looking non-GAAP financial measures, including adjusted EBITDA. The Company has not provided projected net income attributable to ChampionX or a reconciliation of projected adjusted EBITDA. Management cannot predict with a reasonable degree of accuracy certain of the necessary components of net income attributable to ChampionX, such as depreciation and amortization expense. As such, a reconciliation of projected adjusted EBITDA to projected net income attributable to ChampionX is not available without unreasonable effort. The actual amount of depreciation and amortization, in particular, and other amounts excluded from adjusted EBITDA will have a significant impact on net income attributable to ChampionX.

About ChampionX

ChampionX is a global leader in chemistry solutions, artificial lift systems, and highly engineered equipment and technologies that help companies drill for and produce oil and gas safely, efficiently, and sustainably around the world. ChampionX’s expertise, innovative products, and digital technologies provide enhanced oil and gas production, transportation, and real-time emissions monitoring throughout the lifecycle of a well. To learn more about ChampionX, visit our website at www.championX.com.

Forward-Looking Statements
This news release contains statements relating to future actions and results, which are "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, ChampionX's market position and growth opportunities.  Forward-looking statements include statements related to ChampionX’s expectations regarding the performance of the business, financial results, liquidity and capital resources of ChampionX. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, changes in economic, competitive, strategic, technological, tax, regulatory or other factors that affect the operations of ChampionX’s businesses. You are encouraged to refer to the documents that ChampionX files from time to time with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” in ChampionX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in ChampionX’s other filings with the SEC. Readers are cautioned not to place undue reliance on ChampionX’s forward-looking statements. Forward-looking statements speak only as of the day they are made and ChampionX undertakes no obligation to update any forward-looking statement, except as required by applicable law.

Investor Contact: Byron Pope
byron.pope@championx.com
281-602-0094

Media Contact: John Breed
john.breed@championx.com
281-403-5751

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)

	Three Months Ended			Years Ended
	Dec 31,	Sep 30,	Dec 31,	December 31,
(in thousands, except per share amounts)	2022	2022	2021	2022	2021
Revenue	$985,855	$1,021,561	$822,145	$3,805,948	$3,074,990
Cost of goods and services	703,232	825,018	616,830	2,907,284	2,331,715
Gross profit	282,623	196,543	205,315	898,664	743,275
Selling, general and administrative expense	146,835	153,736	139,449	592,282	570,357
Goodwill impairment	39,617	—	—	39,617	—
Long-lived asset impairments and (gain) loss on disposal groups	1,978	(6,409)	1,746	18,493	(38,131)
Interest expense, net	11,622	11,454	11,037	45,204	51,921
Other expense (income), net	(4,706)	291	3,127	6,262	6,443
Income before income taxes	87,277	37,471	49,956	196,806	152,685
Provision for income taxes	21,008	14,246	6,190	40,243	38,445
Net income	66,269	23,225	43,766	156,563	114,240
Net income (loss) attributable to noncontrolling interest	(1,588)	157	317	1,594	941
Net income attributable to ChampionX	$67,857	$23,068	$43,449	$154,969	$113,299

Earnings per share attributable to ChampionX:
Basic	$0.34	$0.11	$0.21	$0.77	$0.56
Diluted	$0.33	$0.11	$0.21	$0.75	$0.54

Weighted-average shares outstanding:
Basic	199,232	201,421	202,320	201,740	201,579
Diluted	204,389	206,522	208,779	207,259	208,325

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,
(in thousands)	2022	2021
Assets
Cash and cash equivalents	$250,187	$251,678
Restricted cash	—	3,500
Receivables, net	601,061	584,440
Inventories, net	542,543	542,910
Assets held for sale	29,334	7,217
Prepaid expenses and other current assets	75,456	71,155
Total current assets	1,498,581	1,460,900

Property, plant and equipment, net	734,810	776,813
Goodwill	679,488	702,867
Intangible assets, net	305,010	401,470
Other non-current assets	169,594	192,651
Total assets	$3,387,483	$3,534,701

Liabilities
Current portion of long-term debt	$6,250	$26,850
Accounts payable	469,566	473,561
Other current liabilities	383,160	301,914
Total current liabilities	858,976	802,325

Long-term debt	621,702	697,657
Other long-term liabilities	229,590	280,412
Equity
ChampionX stockholders’ equity	1,694,550	1,770,645
Noncontrolling interest	(17,335)	(16,338)
Total liabilities and equity	$3,387,483	$3,534,701

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Years Ended December 31,
(in thousands)	2022	2021
Cash flows from operating activities:
Net income	$156,563	$114,240
Depreciation and amortization	241,880	237,285
(Gain) loss on disposal groups	16,515	(38,131)
Goodwill impairment	39,617	—
Loss on debt extinguishment and modification	4,043	11,098
Deferred income taxes	(45,282)	(20,552)
Receivables	(23,988)	(28,736)
Inventories	(52,426)	(124,154)
Accounts payable	(13,366)	171,398
Leased assets	(25,275)	(5,151)
Other	115,079	10,922
Net cash provided by operating activities	413,360	328,219

Cash flows from investing activities:
Capital expenditures	(102,808)	(84,464)
Proceeds from disposal of business	—	66,786
Proceeds from sale of fixed assets	18,017	5,236
Acquisitions, net of cash acquired	(3,198)	(20,095)
Purchase of investments	—	(4,874)
Net cash used for investing activities	(87,989)	(37,411)

Cash flows from financing activities:
Proceeds from long-term debt	995,038	—
Repayment of long-term debt	(1,092,950)	(223,413)
Payment of debt issuance costs	(8,008)	—
Repurchases of common stock	(180,142)	—
Dividends paid	(45,594)	—
Other	6,851	(10,934)
Net cash used for financing activities	(324,805)	(234,347)

Effect of exchange rate changes on cash and cash equivalents and restricted cash	(5,557)	(2,704)

Net increase (decrease) in cash and cash equivalents and restricted cash	(4,991)	53,757
Cash and cash equivalents and restricted cash at beginning of period	255,178	201,421
Cash and cash equivalents and restricted cash at end of period	$250,187	$255,178

CHAMPIONX CORPORATION
BUSINESS SEGMENT DATA
(UNAUDITED)

	Three Months Ended			Years Ended
	Dec 31,	Sep 30,	Dec 31,	December 31,
(in thousands)	2022	2022	2021	2022	2021
Segment revenue:
Production Chemical Technologies	$636,539	$643,604	$495,310	$2,347,526	$1,842,400
Production & Automation Technologies	244,181	247,717	202,880	954,646	762,371
Drilling Technologies	53,797	60,965	50,068	229,479	172,066
Reservoir Chemical Technologies	25,698	35,485	39,790	145,197	141,095
Corporate and other	25,640	33,790	34,097	129,100	157,058
Total revenue	$985,855	$1,021,561	$822,145	$3,805,948	$3,074,990

Income (loss) before income taxes:
Segment operating profit (loss):
Production Chemical Technologies	$96,418	$86,649	$55,539	$239,936	$165,463
Production & Automation Technologies	18,104	22,485	13,574	89,133	45,635
Drilling Technologies	9,426	14,856	9,010	54,512	30,409
Reservoir Chemical Technologies	(16,884)	(61,711)	(1,667)	(90,212)	30,311
Total segment operating profit	107,064	62,279	76,456	293,369	271,818
Corporate and other	8,165	13,354	15,463	51,359	67,212
Interest expense, net	11,622	11,454	11,037	45,204	51,921
Income before income taxes	$87,277	$37,471	$49,956	$196,806	$152,685

Operating profit margin / income (loss) before income taxes margin:
Production Chemical Technologies	15.1%	13.5%	11.2%	10.2%	9.0%
Production & Automation Technologies	7.4%	9.1%	6.7%	9.3%	6.0%
Drilling Technologies	17.5%	24.4%	18.0%	23.8%	17.7%
Reservoir Chemical Technologies	(65.7)%	(173.9)%	(4.2)%	(62.1)%	21.5%
ChampionX Consolidated	8.9%	3.7%	6.1%	5.2%	5.0%

Adjusted EBITDA
Production Chemical Technologies	$121,092	$102,848	$82,395	$369,054	$271,244
Production & Automation Technologies	50,620	52,101	39,332	196,261	152,734
Drilling Technologies	10,998	16,526	13,242	61,932	44,326
Reservoir Chemical Technologies	3,437	2,635	2,697	5,518	2,891
Corporate and other	(7,311)	(7,994)	(4,553)	(24,717)	(14,903)
Adjusted EBITDA	$178,836	$166,116	$133,113	$608,048	$456,292

Adjusted EBITDA margin
Production Chemical Technologies	19.0%	16.0%	16.6%	15.7%	14.7%
Production & Automation Technologies	20.7%	21.0%	19.4%	20.6%	20.0%
Drilling Technologies	20.4%	27.1%	26.4%	27.0%	25.8%
Reservoir Chemical Technologies	13.4%	7.4%	6.8%	3.8%	2.0%
ChampionX Consolidated	18.1%	16.3%	16.2%	16.0%	14.8%

CHAMPIONX CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

	Three Months Ended			Years Ended
	Dec 31,	Sep 30,	Dec 31,	December 31,
(in thousands)	2022	2022	2021	2022	2021
Net income attributable to ChampionX	$67,857	$23,068	$43,449	$154,969	$113,299
Pre-tax adjustments:
(Gain) loss on disposal groups (1)	1,978	(6,409)	1,746	18,493	(38,131)
Russia sanctions compliance and impacts (2)	(2,909)	(1,620)	—	928	—
Goodwill impairment	39,617	—	—	39,617	—
Loss on debt extinguishment and modification	—	—	2,391	6,070	11,098
Restructuring and other related charges	(16,784)	67,533	4,505	65,158	14,624
Merger integration costs	1,001	652	6,033	10,759	35,233
Acquisition costs and related adjustments (3)	(7,112)	(3,512)	(3,512)	(17,648)	(13,636)
Intellectual property defense	27	15	2,477	781	6,622
Latin America tax matters	—	—	—	—	(2,968)
Separation and supplemental benefit costs	—	—	—	—	1,559
Tax impact of adjustments	3,848	(11,898)	(2,864)	(18,903)	(3,024)
Adjusted net income attributable to ChampionX	87,523	67,829	54,225	260,224	124,676
Tax impact of adjustments	(3,848)	11,898	2,864	18,903	3,024
Net income (loss) attributable to noncontrolling interest	(1,588)	157	317	1,594	941
Depreciation and amortization	64,119	60,532	58,480	241,880	237,285
Provision for income taxes	21,008	14,246	6,190	40,243	38,445
Interest expense, net	11,622	11,454	11,037	45,204	51,921
Adjusted EBITDA	$178,836	$166,116	$133,113	$608,048	$456,292
_______________________
(1)    For 2022, amounts represent the (gain)/loss recorded to properly adjust the carrying value of our CT Russia Business to the lower of carrying value or fair value less costs to sell. For 2021, amounts represent the gain on the associated with the sale of our chemical manufacturing plant in Corsicana, Texas.
(2)    Includes charges incurred related to legal and professional fees to comply with, as well as additional foreign currency exchange losses associated with, the sanctions imposed in Russia.
(3) Includes revenue associated with the amortization of a liability established as part of the Merger, representing unfavorable terms under the Cross Supply Agreement.

	Three Months Ended			Years Ended
	Dec 31,	Sep 30,	Dec 31,	December 31,
(in thousands)	2022	2022	2021	2022	2021
Diluted earnings per share attributable to ChampionX	$0.33	$0.11	$0.21	$0.75	$0.54
Per share adjustments:
(Gain) loss on disposal groups	0.01	(0.03)	0.01	0.09	(0.18)
Russia sanctions compliance and impacts	(0.01)	(0.01)	—	—	—
Goodwill impairment	0.19	—	—	0.19	—
Loss on debt extinguishment and modification	—	—	0.01	0.03	0.05
Restructuring and other related charges	(0.08)	0.34	0.02	0.31	0.07
Merger integration costs	—	—	0.03	0.05	0.17
Acquisition costs and related adjustments	(0.03)	(0.02)	(0.02)	(0.09)	(0.07)
Intellectual property defense	—	—	0.01	—	0.03
Latin America tax matters	—	—	—	—	(0.01)
Separation and supplemental benefit costs	—	—	—	—	0.01
Tax impact of adjustments	0.02	(0.06)	(0.01)	(0.07)	(0.01)
Adjusted diluted earnings per share attributable to ChampionX	$0.43	$0.33	$0.26	$1.26	$0.60

Free Cash Flow

	Three Months Ended			Years Ended
	Dec 31,	Sep 30,	Dec 31,	December 31,
(in thousands)	2022	2022	2021	2022	2021
Free Cash Flow
Cash provided by operating activities	$195,093	$187,152	$88,419	$413,360	$328,219
Less: Capital expenditures, net of proceeds from sale of fixed assets	(26,463)	(19,719)	(17,092)	(84,791)	(79,228)
Free cash flow	$168,630	$167,433	$71,327	$328,569	$248,991

Cash From Operating Activities to Revenue Ratio
Cash provided by operating activities	$195,093	$187,152	$88,419	$413,360	$328,219
Revenue	$985,855	$1,021,561	$822,145	$3,805,948	$3,074,990

Cash from operating activities to revenue ratio	20%	18%	11%	11%	11%

Free Cash Flow to Revenue Ratio
Free cash flow	$168,630	$167,433	$71,327	$328,569	$248,991
Revenue	$985,855	$1,021,561	$822,145	$3,805,948	$3,074,990

Free cash flow to revenue ratio	17%	16%	9%	9%	8%

Free Cash Flow to Adjusted EBITDA Ratio
Free cash flow	$168,630	$167,433	$71,327	$328,569	$248,991
Adjusted EBITDA	$178,836	$166,116	$133,113	$608,048	$456,292

Free cash flow to adjusted EBITDA ratio	94%	101%	54%	54%	55%